Exhibit 99.1

Aprea Therapeutics Appoints Gabriela Gruia, M.D. to Board of Directors

DOYLESTOWN, PA, May 8 2023 (GLOBE NEWSWIRE) – Aprea Therapeutics, Inc. (Nasdaq: APRE) (“Aprea”, or the “Company”), a clinical stage biopharmaceutical company focused on developing novel synthetic lethality-based cancer therapeutics targeting DNA damage response (DDR) pathways, today announced the appointment of Gabriela Gruia, M.D. to its Board of Directors, effective as of May 5, 2023. Dr. Gruia joins Aprea with over 25 years of clinical, regulatory and life science leadership experience.

“We are honored to welcome Dr. Gruia to the Aprea Board of Directors, where her deep experience and accomplishments in drug development and regulatory affairs will be of immense importance in advancing and expanding our pipeline of synthetic lethality inhibitors,” said Oren Gilad, Ph.D., President and Chief Executive Officer of Aprea. “Dr. Gruia’s proven skills in executing successful drug development strategies will provide valuable support to our growing pipeline, as we look ahead to upcoming milestones, including continued advancement of our lead candidate, ATRN-119, currently in a Phase 1/2a monotherapy trial for the treatment of cancers with DDR mutations.”

Dr. Gruia currently serves as Principal at Gabriela Gruia Consulting, LLC, which she founded in January 2021. She also serves as an Independent Board Director at Tessa Therapeutics, TScan Therapeutics, and Molecular Templates. Prior to her time as a consultant, Dr. Gruia served as the Chief Development Officer at Ichnos Sciences Inc. where she led clinical development activities. Prior to that, she was Senior Vice President and Head of Drug Regulatory Affairs for Novartis Oncology, where she led an oncology regulatory affairs organization which oversaw worldwide regulatory submissions and approvals of twelve molecular oncological entities, and over 100 sNDAs and MAAs. Previously, Dr. Gruia held leadership roles in research and development at Novartis, Pfizer, Pharmacia, Aventis and Rhone Poulenc. Dr. Gruia received her M.D. from Bucharest Medical School in Romania and a Masters in Breast Pathology and Mammography from Rene Huguenin/Curie Institute Cancer Center in Paris, France. She received her training in oncology and hematology from Rene Descartes University in Paris, France.

“I am thrilled to join Aprea at this pivotal moment in the company’s growth. I was impressed by Aprea’s approach to cancer therapy using synthetic lethality, and I look forward to applying my expertise in R&D and regulatory affairs to help grow this promising pipeline of synthetic lethality inhibitors, and poise the company for success with regulatory agencies,” said Dr. Gruia. “I share Aprea’s mission and commitment to addressing unmet medical needs for patients suffering from cancers.”

About Aprea Therapeutics, Inc.

Aprea Therapeutics, Inc. is a clinical stage biopharmaceutical company headquartered in Doylestown, Pennsylvania, focused on developing and commercializing novel synthetic lethality-based cancer therapeutics targeting a critical pathway and some of the most central targets in DDR and cancer progression. The Company’s lead program is ATRN-119, a clinical-stage small molecule ATR inhibitor being developed for solid tumor indications. Our WEE1 inhibitor is being advanced to IND submission. For more information, please visit the company website at www.aprea.com.

The Company may use, and intends to use, its investor relations website at https://ir.aprea.com/ as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Forward Looking Statement

Certain information contained in this press release includes “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, related to our study analyses, clinical trials, regulatory submissions, and projected cash position. We may, in some cases use terms such as “future,” “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “targeting,” “confidence,” “may,” “could,” “might,” “likely,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current beliefs and expectations of our management team and on information currently available to management that involve risks, potential changes in circumstances, assumptions, and uncertainties. All statements contained in this press release other than statements of historical fact are forward-looking statements, including statements regarding our ability to develop, commercialize and achieve market acceptance of our current and planned products and services, our research and development efforts, and other matters regarding our business strategies, use of capital, results of operations and financial position, and plans and objectives for future operations. Any or all of the forward-looking statements may turn out to be wrong or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. These forward-looking statements are subject to risks and uncertainties including risks related to the success and timing of our clinical trials or other studies, risks associated with the coronavirus pandemic and the other risks set forth in our filings with the U.S. Securities and Exchange Commission. For all these reasons, actual results and developments could be materially different from those expressed in or implied by our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to update such forward-looking statements for any reason, except as required by law.

Source: Aprea Therapeutics, Inc.

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